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The following is a transcript of a conference call hosted by Rite Aid Corporation (“Rite Aid”) and The Jean Coutu Group (PJC) Inc. (“Jean Coutu”) on Thursday, August 24, 2006 at 9:30 am EST to discuss the proposed acquisition by Rite Aid of all of the outstanding capital stock of The Jean Coutu Group (PJC) USA Inc., a wholly-owned subsidiary of Jean Coutu, which is engaged in the business of owning and operating a network of retail pharmacy stores conducting business under the Eckerd and Brooks banners.

A playback of the call is available at www.riteaid.com, www.jeancoutu.com , www.StreetEvents.com and www.ccnmatthews.com starting at 2 p.m. Eastern Time on August 24, 2006.  The playback will be available on these sites until 5 p.m. Eastern Time September 25, 2006.

This document may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital, the ability of Rite Aid to consummate the transaction with the Jean Coutu Group and realize the benefits of such transaction and our ability to assume the senior subordinated notes.  Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

See the 8-K furnished to the Securities and Exchange Commission on June 22, 2006 for definition, purpose and reconciliation of non-GAAP financial measures referred to herein to most comparable GAAP financial measures.

Additional Information and Where to Find It

Rite Aid intends to file with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction.  The proxy statement will be mailed to the stockholders of Rite Aid.  STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Such proxy statement (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

Participants in the Solicitation

Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. The participants in such solicitation may include Rite Aid’s executive officers and directors.  Further information regarding persons who may be deemed participants will be available in Rite Aid’s proxy statement to be filed with the Securities and Exchange Commission in connection with the transaction.

FINAL TRANSCRIPT

Conference Call Transcript

RAD - Rite Aid will grow to Approximately 5,000 Drugstores as the Jean Coutu Group Agrees to Merge all Brooks and Eckerd Stores into Rite Aid

Event Date/Time: Aug. 24. 2006 / 9:30AM ET

CORPORATE PARTICIPANTS

 Mary Sammons

 Rite Aid - President, CEO

 Kevin Twomey

 Rite Aid - CFO

 Andre Belzile

 Jean Coutu Group - SVP, Finance & Corporate Affairs

 Jean Coutu

 Jean Coutu Group - Chairman, Pres., CEO

 Francois Coutu

 Jean Coutu Group - Pres, Canadian Ops, Vice Chairman

 Pierre Legault

 Jean Coutu Group - Group EVP

CONFERENCE CALL PARTICIPANTS

 Meredith Adler

 Lehman Brothers - Analyst

 Ed Kelly

 Credit Suisse - Analyst

 Patricia Baker

 Merrill Lynch - Analyst

 Irene Nattel

 RBC Capital - Analyst

 Steve Chick

 JP Morgan - Analyst

 Winston Lee

 Credit Suisse - Analyst

 Mark Wiltamuth

 Morgan Stanley - Analyst

 Karim Salamatian

 BMO Capital Markets - Analyst

 John Heinbockel

 Goldman Sachs - Analyst

 Keith Hallett

 Desjardins Securities - Analyst

 Neil Currie

 UBS - Analyst

 Jim Durran

 National Bank Finance - Analyst

 Mark Husson

 HSBC - Analyst

 Ron Ho

 Raymond James - Analyst

 Karen Miller

 Bear Stearns - Analyst

 Ryan Balgopal

 Scotia Capital - Analyst

 John Ransom

 Raymond James - Analyst

PRESENTATION

Operator

Good morning. My name is Kerry and I will be your conference operator today. At this time, I would like to welcome everyone to the Rite Aid and Jean Coutu transaction conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS). I would now like to turn the conference over to President and CEO of Rite Aid, Mary Sammons. Please go ahead.

Mary Sammons  - Rite Aid - President, CEO

Good morning everyone and thank you for joining us this morning on such short notice to hear more about the definitive agreement between Rite Aid and the Jean Coutu Group to merge all of the operations of the Jean Coutu Group USA into Rite Aid.

I’m pleased to say that joining me and Rite Aid’s Chief Financial Officer, Kevin Twomey, on this joint call, are from the Jean Coutu Group, Jean Coutu, Chairman, President and CEO; Francois Coutu, President of Canadian Operations and Vice Chairman; Pierre Legault, Group Executive Vice President; Michel Coutu, President of U.S. Operations and Andre Belzile, Senior Vice President, Finance and Corporate Affairs.

Kevin and I will make brief remarks, followed by remarks from Jean Coutu and Andre Belzile. A short analyst slide presentation has been made available on the Web sites of both companies and they may be referred to on or after the call. At the conclusion of all of our remarks, we will open the lines for questions from analysts only, making sure to include those who cover each company equally.

Before I begin, Kevin and Andre, would you please read Rite Aid’s and the Jean Coutu Group’s forward-looking statements?

Kevin Twomey  - Rite Aid - CFO

 Thanks, Mary, and good morning everyone. Before we start, I would like to remind you that today’s conference call includes certain forward-looking statements. These forward-looking statements are made in the context of certain risks and uncertainties that could cause actual results to differ. Also, we will be using a non-GAAP financial measure. The risks, uncertainties and definition of a non-GAAP financial measure, along with the reconciliation to the GAAP measure, are described in more detail in our SEC filings. Andre?

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 Thank you, Kevin, and good morning everyone again. All the reported numbers for the Jean Coutu group are denominated in U.S. dollars, unless specified otherwise. We would like to remind listeners that the Jean Coutu Group forward-looking statement disclaimer included in the joint press release applies to all of our communications. Please note that the media are invited to a Jean Coutu Group press conference to be held today at our Montreal corporate headquarters at 2:30 PM Eastern time. This conference will be Web-cast for the (indiscernible) [interest] parties with English and French tracks available for use. Thank you, and Mary, we can begin our remarks.

 Mary Sammons  - Rite Aid - President, CEO

 Thank you, Andre. Today’s announcement is very exciting for both Rite Aid and the Jean Coutu Group. Our two companies have reached agreement on a transaction that will add 1858 Brooks and Eckerd stores and six distribution centers to the Rite Aid network and grow our chain to approximately 5000 stores. All of the acquired stores will be rebranded Rite Aid.

In return, the Jean Coutu Group will receive 1.45 billion in cash and 250 million shares of Rite Aid common stock, making them Rite Aid’s largest shareholder. Rite Aid also intends to assume 850 million of the Jean Coutu Group’s long-term debt in a transaction valued at approximately $3.4 billion.

When the transaction is completed, I will continue to lead Rite Aid, adding the role of Chairman of the Board to my responsibilities as President and CEO. Michel Coutu will become Co-Chairman of the Board and the Jean Coutu Group will have three other Board seats on the 14-member Board, including Francois and Andre, who are here with me today.

Bob Miller, Rite Aid’s current Chairman, will remain a director. Pierre Legault, who we have worked with extensively throughout this process and who is also here today, will become Rite Aid’s Chief Administrative Officer, while Rite Aid’s current senior management team remains in place.

This transaction is a unique opportunity for Rite Aid and for our shareholders. It dramatically accelerates our growth strategy, particularly in areas where we have already been focusing our new store development. It allows us to grow to roughly 5000 stores and nearly $27 billion in sales virtually overnight, and reach a scale comparable to our two major drugstore competitors. With this larger scale, we will be able to compete more effectively in a very competitive business with many thousands of retail outlets, and we will be in a stronger position to take advantage of the growth expected in our industry with more people taking more prescriptions, a wave of new generics coming to market, the new Medicare prescription plan for seniors and customers becoming more health-conscious.

The Brooks and Eckerd stores are in good locations with dedicated associates who are committed to serving their customers and their communities, just as Rite Aid associates are. 70% of the stores are located in 14 states where we already operate, including areas of focus, such as New York, New Jersey, Connecticut, Pennsylvania, Maryland, Delaware and Virginia. This transaction will also enable Rite Aid to enter Massachusetts, Rhode Island, North Carolina and South Carolina on a competitive basis. Over 50% of the stores are freestanding and almost 50% have drive-throughs. The stores have strong pharmacy share with pharmacy same-store sales that have continued to grow.

Front-end same-store sales have started to improve over the last few months and will employee Rite Aid’s successful front-end merchandising, marketing and promotion programs to move the [needs] even further ahead and increase the front-end sales per store.

Let me take a moment to talk about the condition of what some of you have referred to as Eckerd’s southern stores. Their sales per store are only slightly less than other Eckerd stores in the network and they have EBITDA as a percent of sales and average scrip count per store that matches or beats many of the Eckerd stores in other geographic areas. We believe we can improve the sales and profitability of stores throughout the Eckerd network by leveraging Rite Aid’s infrastructure.

Because of all the acquired — because all of the acquired stores are already in Rite Aid’s state or adjacent to them, we expect to leverage our already-existing systems, programs and management talent to achieve substantial cost savings as well as gross sales. We estimate that substantial annual net synergies of approximately 150 million will be realized after a 12-month integration period, with some savings during the first year. They will be generated by cost efficiencies in merchandising, purchasing, advertising, distribution and administration, and we believe there is potential to achieve further value from revenue synergies, cost-containment initiatives and the ability to apply best practices across the network.

While the transaction entails the use of substantial leverage, we expect our debt coverage ratio will be less than it is today after all of the expected synergies are realized, and over the next few years we expect to improve our debt coverage ratio as we continue to pay down debt. As a result of the synergies, we expect this transaction to be accretive to Rite Aid earnings by $0.09 to $0.15 per diluted share after the first 12 months. We expect it to be dilutive during the first 12 months by $0.03 to $0.07 per share because of integration costs and non-recurring expenses.

The Rite Aid banner will go up on all of the acquired stores within a matter of weeks after the transaction is final and we expect the stores to be fully integrated into Rite Aid after one year. We plan to invest up to $500 million in the acquired stores in the first year and up to another $450 million on the stores and the distribution centers over the next four years, as needed. In the first year, we will convert all of the Brooks and Eckerd stores to Rite Aid systems. This includes installing next-gen or state-of-the-art pharmacy dispensing system, front-end point-of-sale, labor management and all back-office systems support. We will invest in the training necessary to minimize any disruptions and we will invest in labor in the stores and in field supervision to improve customer satisfaction. We will reset and re-merchandise the stores and add other decor upgrades that reflect elements of our very successful new customer world design. We will begin a remodel program on the stores that need it most and will focus on opportunities to reduce shrink, increase the generic dispense rate and expand private-brand penetration, which will all contribute to margin improvement.

At the same time, we will continue our organic growth programs with plans to open 125 new and relocated stores in fiscal 2006 and 800 to 1000 new and relocated stores over the next five years. We will take the expanded store base into consideration when deciding on locations as we continue our current strategy of growing in areas where we already operate. We expect this integration to go smoothly because Rite Aid has the systems, programs and people to make it happen. In the last six years, we have built an infrastructure at Rite Aid with information systems and a supply chain already capable of supporting these additional stores and distribution centers. We have a strong supply chain process, collaborative supplier relationships, successful front-end and pharmacy marketing initiatives, innovative advertising and promotion programs and state-of-the-art technology that can be easily leveraged because of the locations of the additional stores. We have a strong field structure that can support best practices execution across the network, which includes best practices at Rite Aid, Brooks and Eckerd stores alike, with priority focus on enhancing the customer experience and increasing customer satisfaction. And, we have a management team with significant experience in successful retail mergers and acquisitions.

In reaching this agreement, we worked closely with executives of the Jean Coutu Group and it’s been a very collaborative process. The close working relationship that has already been established and having Pierre Legault on the integration leadership team will help ensure a smooth transition for associates and customers alike. We look forward to working with Brooks and Eckerd associates across the network to create a distinctive help and wellness focused shopping experience that is second to none. Now I will turn it over to Kevin.

Kevin Twomey  - Rite Aid - CFO

 Thanks, Mary. I would like to reiterate what Mary said at the beginning of her remarks. This is an exciting opportunity for both of our companies. Our growth strategy is about to go into high gear and we could not be more pleased. We realize there are a lot of questions, and hopefully we will answer the majority of them today in the announcement and in the conference call.

I will briefly review the following six topics — first, timing for the closing; then, more details on the net synergies; third, integration plans, costs and timing; fourth, financing for the transaction; next, our leverage ratio and liquidity; and then finally, our guidance.

First, let’s cover the timing for closing the transaction. We are unable to currently give you a precise date for closing the transaction. The actual closing is dependent first on obtaining a vote of approval from our stockholders at a special meeting. Secondly, closing is also dependent on completing the regulatory review process. Closing could occur as early as sometime in our fourth quarter, but we do not know any more than that at this time. The unknown timing for closing makes things a little complicated for all of us when trying to quantify the financial impact and relate that impact to a fiscal year. Until we have a better idea of when closing will actually occur, we will describe the impact to net income, earnings per diluted share and net synergies in 12-month time frames.

That leads us to our second topic, net synergies. We believe synergies will develop quickly after close but will take a full 12 months to reach a fully developed run rate. That is why we estimate that after close, the first 12 months’ net synergies will be approximately $35 million and the next 12 months’ net synergies will be approximately $150 million.

All synergies can be characterized into one of four general categories, which are — first, gross profit improvement that comes from larger scale and purchasing and use of best practices in merchandising; second, advertising expense optimization that comes from eliminating duplicate costs in common markets; third, distribution system improved productivity that comes from higher volume; and fourth, improved back office and administrative expense coverage that comes from eliminating duplicate costs and covering the fixed cost component over a larger store base. We are confident in our synergy estimates and are anxious to get working on them, but the key to achieving these synergies brings us to my third topic — integration plans, costs and timing.

Our integration plan is anchored in and will fully utilize our existing systems and processes. We have already started the integration planning, which will have four phases. We have placed a priority on communication and training throughout all four phases. The first phase is a thorough store analysis that becomes a platform for launching the other three phases. This phase will be completed before we close. Phase II consists of several activities, such as retrofitting the planograms for all Brooks/Eckerd stores, converting those store systems to our store systems and converting the supply chain processes. We believe this phase will take approximately seven to nine months.

Phase III consists of remerchandising and resetting the stores. Some of Phase III may overlap with Phase II, but for the most part, Phase III will take up to 12 months. The last phase is to remodel the stores, and that will take several years, but we will certainly begin in the first 12 months.

The integration costs have been included in the dilution and accretion amounts we described earlier. Our integration plans require up to $500 million of capital expenditures the first 12 months and another approximate $500 million over the next four years, as needed. We have the human resources, the capital resources and the liquidity to support this integration plan, which brings us to my next topic — financing.

Setting the equity portion of the transaction aside, the transaction funding needs are 1.45 billion for the seller, plus transaction costs, with the expectation that we will assume the 850 million, 8.5% senior subordinated notes of the Jean Coutu Group, subject to satisfaction of certain conditions. We also intend to address our fiscal 2007 required debt maturities that total 576 million as part of our financing activities. Therefore, our total funding needs after assuming the 8.5% note are approximately 2.2 billion. Our funding sources will be the use of excess cash on-hand, draws on the existing revolver, term loans and secured notes. We have entered into a financing commitment agreement with Citigroup that covers all of our needs.

Our existing senior secured revolving credit facility and the accounts receivable securitization agreement require amendments to support the transaction, but we are confident of obtaining those amendments. I want to point out that our existing secured note indentures permit the debt related to the financing under either the permitted debt or the interest coverage ratio provision. The assumption of the 8.5% senior subordinated notes is permitted under the merger provisions of the indenture subject to satisfaction of certain conditions. The financing, of course, will not take place until closing.

Now, regarding our leverage ratio and liquidity — the combination of the new funded debt, less the amounts used for required maturities, and the assumption of the 8.5% senior subordinated notes will increase our total debt at the time of closing by approximately 2.2 billion. If you treat the accounts receivable securitization program as debt, this transaction will increase the ratio of our debt, divided by the adjusted EBITDA, from our current level of 4.6 to approximately 6.0. After the first 12 months, that ratio will decrease to approximately 5.4. After the next 12 months when the synergies are at the fully-developed run rate, the ratio will be approximately 4.4, which is lower than it is today. For the second 12-months after closing, cash flow from operations, less capital expenditures, is expected to be positive.

Our 1.75 billion revolver will remain in place after amendments. We believe the revolver availability will be more than adequate to support the business activities, including the integration, capital expenditures and costs and continue our new and relocated store program.

My final topic is guidance. We realize the importance of not becoming distracted by the transaction. The integration activities will be the primary responsibility of associates dedicated to the integration so that others can continue to focus on the existing operations. If closing for the transaction occurs before the end of fiscal 2007, we will update our guidance then. But until then, we are confirming our fiscal 2007 guidance for sales, same-store sales, net income, adjusted EBITDA and capital expenditures. Specifically, sales are expected to be between 17.4 billion and 17.65 billion, with same-store sales expected to improve 2% to 4% over fiscal 2006. Net income, or loss, for fiscal 2007 is expected to be between a net loss of $5 million, or net income of 40 million, or a loss per diluted share of $0.07 to net income per diluted share of $0.02.

Adjusted EBITDA is expected to be between 650 million and 725 million. Capital expenditures, excluding proceeds from sale and leaseback transactions, are expected to be between 450 and $500 million. Now, proceeds from sale leaseback transactions are expected to be between 50 million and 100 million.

This completes my prepared remarks. Mr. Coutu?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 Thank you, Mary, thank you, Kevin. For the fourth time, good morning, ladies and gentlemen. We’re pleased to be here this morning to discuss the next steps in the progress of the Jean Coutu Group. We see this transaction as a unique strategic opportunity to enhance our U.S. presence. The U.S. drugstore industry is rapidly consolidating, and as you know, you need to be a large player to compete better. With Rite Aid, we have an occasion to optimize our investment in the regional chain into the leading ownership of a major national chain of pharmacies. Combining the Rite Aid, Eckerd and Brooks network is the change of scale to be a major player in the growing drugstore industry. We are proud to be associated with Rite Aid’s management team and are confident that the team has the skills and experience to leverage [our fast] turnaround success across this larger network.

At the same time, this event allows the Jean Coutu Group to strengthen its balance sheet and maintain focus on our leading Canadian drugstore network.

Merging Brooks, Eckerd into Rite Aid, and becoming its leading shareholders should enable us to generate significant value for our shareholder, and at the same time, for the shareholders of Rite Aid. The detail of today’s announced Rite Aid — Rite Aid’s Board and executive appointment as they are related to the Jean Coutu Group are as follows.

Michel Coutu, currently President of the Jean Coutu Group USA, will become Board Chairman and a member of the Executive Committee of the Rite Aid Board of Directors. Michel will serve as advisor to the Chairman, President and CEO on matters of strategy, government affairs and industry best practices. This will include new marketing concepts that differentiate the Company’s network. Recently, Michel was a member of the senior PJC team working on this project.

The Jean Coutu Group will name three other members to a 14-person Rite Aid Board, including Francois Coutu, Vice Chairman and President of Canadian Operations; Andre Belzile, Senior Vice President, Finance and Corporate Affairs; and Mr. Dennis Wood, Board member and member of our Executive and Audit Committee. All four PJCs appointed will become members of Rite Aid’s various Board committees. Pierre Legault, who is now Executive Vice Chairman of the Jean Coutu Group, will join Rite Aid and serve as their Senior Executive Vice President, Chief Administrative Officer. As CAO, Mr. Legault will be responsible for finance, information technology and real estate and will be a member of the integration leadership team. We believe that our 20 years experience as an operator of pharmacies in the United States will be beneficial to Rite Aid.

Before I conclude I would also like to acknowledge the work of our loyal hard-working U.S. associates, many of whom are shareholders, who have helped us (indiscernible) build the Brooks/Eckerd chains over the years. Our chain is focused on pharmacy, professionalism and service and we are about to embark on the same stage on our growth together with Rite Aid, an organization with similar values.

PJC shareholders will [now] have a 32% interest in the largest drugstore chains in eastern United States, the third-largest drugstore retailer in America, a company which combines fiscal 2006 annual revenues of nearly 27 billion and approximately 5000 pharmacies. These 5000 drugstores now compare with our major competitor.

So that’s the story. And we think that this transaction will permit us to help create a larger drugstore retailer able to benefit from synergies, greater purchasing power and niche distribution channels in the United States. So from now on, [on this closing], from Chairman to store associates, we will all focus on continuing to improve the performance at the Brooks/Eckerd chain. This will make for a stronger Rite Aid going forward.

Thank you, and now, Andre Belzile will discuss the detailed financial aspect.

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 Thank you Mr. Coutu, and good morning again. I will review very briefly some of the key financial aspects of the transaction. I would like to refer you to the slide 12 of the presentation that was posted on both companies’ Web sites. You will see there how this transaction unlocks the value of PJC’s Canada. This page covers the pro forma financial impact to the transaction on the Jean Coutu Group, giving us a summary of several key metrics.

Without the U.S. operations in fiscal 2006, this is what the new Jean Coutu Group would have looked like. You’ll notice that our EBITDA margin would have been 10.1% pro forma and that we expect to reimburse all of our debt as a result of this transaction. We intend to fully repay our revolver, Term A and Term B loans. We expect also to retire the $350 million of 7-5/8 senior unsecured notes. Also, as mentioned by Kevin previously, Rite Aid intends to assume the 8.5%, $850 million senior subordinated notes.

On the next page of the slide, 13, you will see the pro forma impact of this transaction on the financial statements of the Jean Coutu Group at closing. The investment in Rite Aid will be accounted for using the equity method, meaning that our 32% interest will be classified investment as a (indiscernible) assets and its fair value — at its fair value in the closing concern. We will account for PJC’s share of the net earnings of Rite Aid in a separate line of our income statement going forward. The rest — our financial statement will reflect Canadian operations only.

Our U.S. operations will not be presented as discontinued operations, considering the continuing company involvement in the expanded Rite Aid. As Mary and Kevin have said, the value assigned to the consideration received in this transaction will depend on Rite Aid’s share price on the closing date. Such value also depends on the U.S. median dollar currency exchange rate on the closing date. Using the last 30 days average currency exchange rate and Rite Aid’s stock price of $4.41 per share for the 250 million shares to be received, the Jean Coutu Group will have recorded a write-off of approximately 140 million in our P&L, mostly because of the materialized foreign currency exchange translation adjustment and write-off of deeper financing costs.

Once again, we are all very excited about this transaction, which we see clearly as a win-win for both organizations. That concludes my remarks. Now, Mary will make some concluding remarks before we open the call to the analysts’ question period. Mary?

 Mary Sammons  - Rite Aid - President, CEO

 Thank you, Andre. I will save my concluding remarks until post the Q&A. I know that you’re all anxious to be asking a few questions. Joining our group for the Q&A session will be Jim Mastrian, our Chief Operating Officer and Christopher Hall, our Senior VP of Strategic Business Development. They have also been involved on the transaction development. And now we are ready to take questions. I would like to ask each of you to please limit to one question if you could so that we give everyone an opportunity to ask questions. Thank you. Operator, we are ready.

QUESTION AND ANSWER

Operator

 (Operator Instructions). Meredith Adler, Lehman Brothers.

 Meredith Adler  - Lehman Brothers - Analyst

 Congratulations guys. I’d like — my biggest question is really about your concerns about anti-trust issues. My analysis shows a significant amount of overlap. Have you had any preliminary conversations with the SEC, and kind of how do you think that’s going to play out in terms of acquired divestitures?

 Mary Sammons  - Rite Aid - President, CEO

 Meredith, we’re not going to speculate on what degree of overlap is significant or what constitutes an overlap because there are a lot of factors involved in an analysis of a transaction such as that. And so we’ll go through the regulatory review process and then we will move forward from there.

 Kevin Twomey  - Rite Aid - CFO

 However, we have made some estimates that we have included in our dilution and accretion and net synergies amounts.

 Meredith Adler  - Lehman Brothers - Analyst

 And just a follow-up with that. Do you have a any sense whether the FTC includes mail-order as a competitor? And will they include independent, non-traditional drug retailer’s mass merchants and supermarkets?

 Mary Sammons  - Rite Aid - President, CEO

 I think that you would have to direct that question towards that regulatory agency on that. I think they start in a certain manner, but then you have an opportunity to really talk through the competitive nature of the business. And we know that there are hundreds of thousands of outlets that provide prescription medicines, including mail-order.

Operator

 Ed Kelly, Credit Suisse.

 Ed Kelly  - Credit Suisse - Analyst

 Let me just say congratulations on what I think is a good deal. I would like to get my hands dirty a little bit on your synergy estimate. You talk about $150 million, and you use the word net. Does that mean net of any lingering integration costs?

 Kevin Twomey  - Rite Aid - CFO

 Yes.

 Ed Kelly  - Credit Suisse - Analyst

 So the actual gross synergy number is bigger than that, obviously?

 Mary Sammons  - Rite Aid - President, CEO

 Yes

 Ed Kelly  - Credit Suisse - Analyst

 Now, the second related part to that is that, you know, the Eckerd EBIT margin as I think about it right now I think is probably at about 0.5% or so. The synergies that you’re getting here seem to be typical merger-related synergies that you would get no matter who you were acquiring, and that 0.5% EBIT margin on the core Eckerd business I think is a couple hundred basis points below where it was when JC Penney had it. It’s about 150 basis points below your core business. So clearly, that’s a big incremental piece. And I was hoping you could just walk us through what are the issues at those stores that we have seen in the past couple of years? What gives you the conviction you can get those margins higher, and what does that process look like?

 Mary Sammons  - Rite Aid - President, CEO

 Well, obviously, we did a lot of development of our synergy number and took into consideration the opportunities within each of the areas of synergy development; for instance, margin. And we have really gone through all the components through the due diligence process of their margin versus ours and see opportunities in purchasing, in shrink, in generic penetration — generics are part of the mix — private brand development. A good example there would be Brooks/Eckerd is about 8.5%, maybe slightly better than that now. We’re in excess of 12.5% now, almost 13%. So those are the kinds of opportunities. And, again, on a synergy number, you want to have a reasonable synergy target, and then the objective is to obviously do better than that as you develop additional items going forward.

 Kevin Twomey  - Rite Aid - CFO

 I would like to also add to that, if you look at the last year, there are a lot of non-recurring activities that have been addressed by the Jean Coutu Group that are not going forward into the current fiscal year. So the combination of that, as well as the synergies that we talked about — those four general categories — I think accounts for that.

 Ed Kelly  - Credit Suisse - Analyst

 Right. And I would imagine that running that business better and not having these non-recurring items over the past couple of years, that there’s probably no reason to think that you couldn’t at least operate these stores at the level that JC Penney had them?

 Mary Sammons  - Rite Aid - President, CEO

 We would agree with that.

 Ed Kelly  - Credit Suisse - Analyst

 Then just lastly for you. Kevin, what does the CapEx and D&A look like for you guys in 2007?

 Kevin Twomey  - Rite Aid - CFO

 I’m not in a position to give you the depreciation and amortization, Ed, because it’s all — if you’re trying to nail down specific a fiscal year and closing drives when it falls into a fiscal year or not. So I don’t know how to answer that question.

 Ed Kelly  - Credit Suisse - Analyst

 But what if you were just talking about on a normal annualized basis?

 Kevin Twomey  - Rite Aid - CFO

 Well, the 500 million of integration CapEx I would assume sort of like an average life of about 10 years.

 Ed Kelly  - Credit Suisse - Analyst

 Okay. And then that $500 million in CapEx, you’re scheduled to spend on your business, you said 4, 450 this year. I take it that’s not incremental to that, that you’ve probably shaved some off the core and you spend this 500 on this acquisition so that — (multiple speakers)

 Kevin Twomey  - Rite Aid - CFO

 No, that’s not true, Ed. It is a very large capital expenditure number. We’re not — we believe that we’re in a position to continue our new and relocated store program.

 Mary Sammons  - Rite Aid - President, CEO

 And again, that’s why the — obviously the first year that we are doing a lot of that spend, we’re going to be incurring those costs. So we believe it’s important that we continue our store growth program during this time period, and obviously going forward we will stir into the mix of what we’re doing the new store base and geography as we determine what we’re going to be doing in terms of store development.

 Ed Kelly  - Credit Suisse - Analyst

 Right, but Kevin, you did say in year one that cash flow from operations would exceed CapEx. Is that what you said?

 Kevin Twomey  - Rite Aid - CFO

 That’s correct.

 Ed Kelly  - Credit Suisse - Analyst

 So in any case, you are still cash flow positive?

 Kevin Twomey  - Rite Aid - CFO

 [Sure]. The second 12 months is the cash flow from operations is greater than total CapEx, correct.

 Ed Kelly  - Credit Suisse - Analyst

 So the first 12 months, you probably are somewhat cash flow negative?

 Kevin Twomey  - Rite Aid - CFO

 Yes.

Operator

 Patricia Baker, Merrill Lynch.

 Patricia Baker  - Merrill Lynch - Analyst

 Just a question on the Canadian operations. Now that the Canadian business will be debt free, what does that do for your thinking about your growth prospects in Canada, and does it change your strategy with respect to any consolidation opportunities in the Canadian marketplace?

 Francois Coutu  - Jean Coutu Group - Pres, Canadian Ops, Vice Chairman

 Our U.S. investment never restricted us from seeking growth opportunities in Canada, and this will not change, obviously. But we also — we like the new challenge of being a partner of Rite Aid, sitting on the Board of Directors, help guiding Rite Aid management into successful integration of Eckerd/Brooks first, and then reach superior performance as one of the top drugstore chains in the United States. So, all of this, we look forward to that. And, obviously, those Canadian opportunities will eventually come as well.

 Patricia Baker  - Merrill Lynch - Analyst

 But you have to admit that your balance sheet is a lot more flexible now from a Canadian perspective than it might have been before.

 Francois Coutu  - Jean Coutu Group - Pres, Canadian Ops, Vice Chairman

 I might say yes.

Operator

 Irene Nattel, RBC Capital.

 Irene Nattel  - RBC Capital - Analyst

 Two housekeeping questions first if I may. Do the PJC bondholders need to approve this transaction, and is there any standstill on the Rite Aid shares that you’ll be receiving?

 Kevin Twomey  - Rite Aid - CFO

 There is no standstill on the indentures, correct Andre?

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 Irene, (indiscernible) you were referencing the shares we’re going to get?

 Irene Nattel  - RBC Capital - Analyst

 Yes.

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 Yes. Obviously, these shares are going to be governed by a shareholder agreement that we signed with Rite Aid, and one of the key elements obviously is a standstill. So to get back to your other question, again, as explained by Kevin, there’s certain conditions for the — that assumption of the $850 million subordinated notes by the Company which we believe will be met on closing and on the other $350 million unsecured notes we need to tender for those funds. So it’s the normal process for a tender offer on these kind of instruments.

 Irene Nattel  - RBC Capital - Analyst

 And then a broader picture if I may. The Eckerd stores that Rite Aid is going to be acquiring have not been without challenges in terms of their same-store sales performance since they’ve been acquired. Now we’re going into another period of uncertainty, if you will, until the transaction is approved. What steps will you be taking in order to ensure that the momentum that you have recently been able to demonstrate is maintained through yet another transitional period?

 Pierre Legault  - Jean Coutu Group - Group EVP

 This is Pierre Legault speaking. As it relates to the Eckerd store as well as for the Brooks store, as long as we don’t have a closing transaction (indiscernible) Eckerd will be to keep on doing all the program that we have lined up. And actually, we will continue on moving forward with these programs. We will — you will see some improvement in all of our stores from announced closing at time of closing, then it’s going to be based on an [each] basis once we become Rite Aid. But we will keep the focus on our store and we plan on moving forward with all the initiatives that they explained in the previous call.

 Irene Nattel  - RBC Capital - Analyst

 Does that include the 250 million of CapEx?

 Pierre Legault  - Jean Coutu Group - Group EVP

 It includes some investment, and as I said, until (indiscernible) closing, we’re going to keep on focusing on these programs. Some will be stuck, some will be phased out, but the majority will keep on ongoing with them as they see the ones that have an impact on store performance.

Operator

 Steve Chick, JP Morgan.

 Steve Chick  - JP Morgan - Analyst

 I guess first if I could, somewhat of a housekeeping questions on the pro forma numbers, Kevin, that you’re using. The pro forma share count that you’re calculating, the dilution and the accretion, is that about — if I use about 850 million — 859 million, is that the right number that you’re thinking about?

 Kevin Twomey  - Rite Aid - CFO

 You’re in the ballpark. It’s [now] between 800 and 850. It depends on what you assume on a Treasury method for the options, but make sure you exclude the convertible debenture shares — exclude them.

 Steve Chick  - JP Morgan - Analyst

 Okay, yes, I’m doing that so, somewhere 800 — 850, more in the ballpark. And you went through Kevin the debt — the pro forma debt ratios pretty quickly, and they seem different than the numbers I had. What does — what is the pro forma debt level of the company now, and does that go up with the 500 million of spending in the stores, or no?

 Kevin Twomey  - Rite Aid - CFO

 Well, some people treat the advances on our accounts receivable securitization as debt or not. So my numbers that I earlier quoted included the accounts receivable securitization for advances as debt. And so as of like our last quarter, that — let’s call it debt — adjusted for the accounts receivable securitization program, was 3.3 billion. And that’s an equivalent of the 4.6 ratio that I had mentioned earlier as our current level. So, now you are saying what with regards to at closing? What is the debt level going to be and what is that ratio is going to be? Well, the ratio is going to be 6.0 approximately.

 Steve Chick  - JP Morgan - Analyst

 Right, but how do you get the 6.0 — I mean, I’ve got 3.3, you have 850 million that you’re assuming. I’m assuming you take on a little more debt for the cash piece. I guess I’m coming in a little slower than six times leverage. Is the EBITDA number pro forma? Should we use this number that is in the power point of the combined of 1.44 billion?

 Kevin Twomey  - Rite Aid - CFO

 You know, I would love to answer your question, Steve, but you’re trying to back-door us into guidance, and we’re not in a position to do that. So I think you — we’re trying to dimensionalize what our leverage profile looks like, and I think the 6.0 is the best I can give you. I can’t give you the numerator and the denominator unless I start getting into a discussion with regards to guidance.

 Steve Chick  - JP Morgan - Analyst

 Yes, fair enough. Well I guess how about this? It looks like in your — the Power Point presentation that the EBITDA for what you’re acquiring is 368 million, and you have 676 million for Rite Aid. So that’s about 1.44 billion. Is that a safe number to use? I know there’s accounting adjustments sometimes, and sometimes when you get into 8-Ks and some of the financial matter, that there’s adjustments that take place. Are we safe to use that number as a combined EBITDA?

 Kevin Twomey  - Rite Aid - CFO

 I can’t comment on that, Steve. You’re asking me to give you some guidance.

 Mary Sammons  - Rite Aid - President, CEO

 And Kevin did confirm our guidance for this year, and so you can use that within the parameters of your question, Steve.

 Steve Chick  - JP Morgan - Analyst

 Okay, but on the Brooks/Eckerd side of 368 million, I’m not talking about guidance — I mean just as a stand-alone pro forma number — is that a safe number to use in our analysis?

 Mary Sammons  - Rite Aid - President, CEO

 Andre? Yes, I would expect it is.

 Steve Chick  - JP Morgan - Analyst

 That’s all right. Now, so if I could in addition to that, what is the EBIT number that you’re using with the dilution in the first year on that 368 million, and what is the D&A piece?

 Kevin Twomey  - Rite Aid - CFO

 I’m sorry. I don’t understand your question.

 Steve Chick  - JP Morgan - Analyst

 Well, we have the EBITDA of 368 million. What’s the EBIT that you’re using?

 Mary Sammons  - Rite Aid - President, CEO

 Andre, do you want to take that?

 Kevin Twomey  - Rite Aid - CFO

 Wait, wait, wait. We’re talking about the accretion and dilution that we give you, right Steve?

 Steve Chick  - JP Morgan - Analyst

 Well, yes, not to get too complicated, but the dilution number in year one(multiple speakers)

 Kevin Twomey  - Rite Aid - CFO

 Everybody has their own model and their own estimates with regards to what the forward-looking view of things is. Further complicating that is that we’re not quite sure when closing is. So what people are going to have to do is make their own assumptions with regards to when closing is and take the accretion and dilution number that we’ve given you to adjust your current estimate. Now that’s the best we can do. And I’m sorry. We’re trying to get to other people and their questions.

Operator

 Winston Lee, Credit Suisse.

 Winston Lee  - Credit Suisse - Analyst

 Congratulations. I just wanted to ask you following up on the shareholder standstill agreement, is there a timeline that you can just kind of give us, or an idea as to what — how long that might be?

 Kevin Twomey  - Rite Aid - CFO

 The standstill is in place as long as the Jean Coutu Group has 5% or more of the company’s stock. So I’m not quite sure I understand your question.

 Winston Lee  - Credit Suisse - Analyst

 Is there a lockup period for the Jean Coutu Group?

 Kevin Twomey  - Rite Aid - CFO

 Yes. As long as there is an ownership position of 5% or more. And we will be filing these agreements either today or tomorrow on an 8-K.

 Winston Lee  - Credit Suisse - Analyst

 Thank you. And can you just — I know that back in Q4 ‘06, the CapEx plans that were laid out for 250 million for the U.S. business, and now we’re looking — correct me if I’m wrong — at 500 million over the next year. What is sort of the differences that might be in terms of an update now on a combined basis?

 Mary Sammons  - Rite Aid - President, CEO

 If you’re referencing the original Jean Coutu CapEx spend versus what we have put into our integration plans, obviously we’re planning to touch all the stores in that first year, from the systems integration that we’re doing, which requires equipment, phones, VSAT lines — we’re going to be signing and resetting stores. We’re going to be doing decor upgrades. There are all your back office initiatives that have to take place. So every store will be touched in that first year, and some to a larger degree than others. And then also, whatever would be involved with remerchandising and resetting the stores, because you have some fixture needs during that kind of situation.

 Winston Lee  - Credit Suisse - Analyst

 Okay. So just to clarify, that 250 million from what Coutu had reported or had stated for the fiscal 2007 CapEx guidance really now on a combined basis is equivalent to a 500 million CapEx spend overall?

 Mary Sammons  - Rite Aid - President, CEO

 I will let Pierre address the 250 that had originally been talked about, because it would have had a different nature of spend.

 Pierre Legault  - Jean Coutu Group - Group EVP

 Yes, this is Pierre Legault speaking. When [that focus you] we were mentioning about $248 million. 93 million of debt were ongoing normal CapEx. And again, depending on closing times, some of that money will essentially be invested. It’s included doing some remodels, we’re doing some relocations which we’ll keep on doing until closing. Some money would be put into distribution center improvements. This is on the way and we’re going to keep on doing those. Some of the other expenses we’re more dealing with system-related development things. And as I said earlier, we’re going to look at what makes sense to do to keep us in a very competitive position over the next several months. Then once we become Rite Aid, some of this will be evaluated on a case-by-case basis.

 Winston Lee  - Credit Suisse - Analyst

 Okay, so I’m gathering per store basis, though, there’s a lot more investment because of this, and less so on the infrastructure side I guess.

 Mary Sammons  - Rite Aid - President, CEO

 There is still though investment on what I would call infrastructure side though because we are talking about converting all the stores to our system, and so that’s a significant technology infrastructure investment.

Unidentified Company Representative

 And you have the capacity to absorb it.

 Mary Sammons  - Rite Aid - President, CEO

 Yes, we absolutely — and I did say that my comments, that we have built that infrastructure over the past number of years to be able to take this on within the capacity that we have.

 Pierre Legault  - Jean Coutu Group - Group EVP

 And then again, just add — this is Pierre speaking — one of the benefits Kevin mentioned that [in support] of integration is that Rite Aid has proven system in place that are scalable that will be a great addition to the Rite Aid — the new Rite Aid going forward. And some of these [tools] will be very useful corporate [tickers] after (indiscernible).

 Winston Lee  - Credit Suisse - Analyst

 So the implementation of the Rite Aid pharmacies will increase the generic substitution rates about like sort of the Eckerd levels right now?

 Mary Sammons  - Rite Aid - President, CEO

 Yes.

Operator

 Mark Wiltamuth, Morgan Stanley.

 Mark Wiltamuth  - Morgan Stanley - Analyst

 I did want to follow up a little bit on the IT integration issues. If you look back at the Jean Coutu-Eckerd merger, one of the challenges there was merging systems together, and that resulted in some problems in front-end sales. Are we just merely moving all of the administration and front-end and pharmacy systems over to the Rite Aid systems, or are we blending two IT systems together here?

 Mary Sammons  - Rite Aid - President, CEO

 We are not blending systems. We are converting the systems to our systems as much cleaner, more efficient, be a much smoother transition, and the whole intent is to minimize any disruption to customers and associates.

 Mark Wiltamuth  - Morgan Stanley - Analyst

 Mary, on your side for systems, I know the pharmacy system that went into place had some bumps in the road over the last 1.5 years — has that stabilized?

 Mary Sammons  - Rite Aid - President, CEO

 It has more than stabilized. We’ve put a lot more stores and associates on the new system since that point in time. One of the things that we’ve built into our early integration planning is very extensive training support to make sure that all associates that are going to be trained on that system or any other system we put in are able to handle it all very well, very smoothly.

 Mark Wiltamuth  - Morgan Stanley - Analyst

 Where do you think your biggest integration challenges will be? Will it be people or systems or some other factors?

 Mary Sammons  - Rite Aid - President, CEO

 Well, any integration is going to have difficulties because you’re doing a big change. And so, really, the communication piece is making sure that everyone in the organization understands what’s happening, and when. So ongoing communication with our new associates on the Brooks/Eckerd side, as well as internally too. We have built already a framework for our integration effort, put together a dedicated integration team that will work with the functional areas. Chris Hall, who I mentioned earlier, is going to be heading that up, reporting to our leadership steering committee that myself, Jim Mastrian and Pierre Legault are going to be on. And so we will make sure that anything that could be become any kind of issue gets resolved early on.

Operator

 Karim Salamatian, BMO Capital Markets.

 Karim Salamatian  - BMO Capital Markets - Analyst

 A couple of quick questions, I guess the first one for Francois. Prior to acquiring Eckerd in August of ‘04, part of Jean Coutu’s strategy in Canada was to slowly grow outside of Quebec, acquiring some independent pharmacies, franchises and what not. Is that something you think is still in the cards, or even something that you expect to accelerate going forward?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 Definitely, Karim.

 Karim Salamatian  - BMO Capital Markets - Analyst

 Do you want to maybe give us some indications on what we could expect there?

 Francois Coutu  - Jean Coutu Group - Pres, Canadian Ops, Vice Chairman

 Well, I think it’s not a secret for anyone that we’ve been interested in growing in Canada. We will seek opportunities. There will be several in the future for sure. This is a growing business and we think we have the capabilities of expanding in Canada nicely.

 Karim Salamatian  - BMO Capital Markets - Analyst

 My next question is for Mary. The opportunity with the Eckerd chain has always been quite apparent, and it was apparent when Jean Coutu acquired it back in August 2004 and it’s I guess you could argue even more apparent today in improving the profitability gap, sales per foot, improving systems merchandising, reducing shrink, et cetera. Now we have two cases where the company that’s trying to capitalize on that opportunity is significantly reading their balance sheet to do so. And in the first case, it didn’t quite workout. Can you just sort of talk about the restrictions your balance sheet may pose in trying to capitalize on this opportunity, and how you think you’re going to get around it, whereas Jean Coutu is a different case?

 Mary Sammons  - Rite Aid - President, CEO

 Well, the two situations are very different. In the situation in the prior time, it wasn’t so much a balance sheet issue as it was JC Penney was not interested in anything other than getting totally out of the business. So the approach to this transaction has been totally different and we believe that it’s a unique opportunity for us. It makes financial sense, it creates shareholder value and we’ve got the resources and the expertise to do it. So I don’t see that there are any issues in regards to this.

 Karim Salamatian  - BMO Capital Markets - Analyst

 But what about from a people aspect? The people involved at Eckerd are now going through their — the second change in ownership in two years. How do you think this affects them? And what can your team — I assume — I don’t want to put you in a corner and talk about layoffs and things like that, but I assume a significant portion of your team is going to move in and control things. But maybe just talk about the softer side of the whole people aspect with respect to pharmacists, store associates et cetera.

 Mary Sammons  - Rite Aid - President, CEO

 Well, the people side is obviously terribly important because it’s key to your long-term success. And we will begin actually talking with Brooks/Eckerd associates as early as tomorrow morning in some one-on-one group meetings. And you know, you can look at the whole store field side where most of your associates are and all of those associates in distribution, as well as stores and fields, are critical to not just the business through this time period, but ongoing. And in terms of corporate, you’ve got a lot of change that will occur in the future, but there’s still absolute need for keeping all corporate associates highly-motivated too. And Pierre can talk a little bit about that.

 Pierre Legault  - Jean Coutu Group - Group EVP

 Yes, this is Pierre Legault speaking. We started this morning having a discussion with our associates during this morning. We started the process, as Mary mentioned. Mary, Jim Mastrian, people from HR from both sides of the company, myself and some people from our field management will be talking to associates. Starting Friday morning, we’re going to have a meeting in all of these different regions to make sure we address, and [subsequently] our associates. But as Mary mentioned, it’s going to be very important for us to — an important part of this transaction is taking consideration that the store and the distribution activities of the Brooks/Eckerd will be integrated in and levered within the new Rite Aid. So as such, we’re going to put a lot of emphasis on that. For the people at the headquarters, as we mentioned in the [last] quarter, will be in Pennsylvania, the current headquarters of Rite Aid and we are going to have some people going to meet the associates in, and with that information, we’re going to have opportunity within the company. So — but if you look at most of our activity, we have programs in place and we have communications to make sure that people really understand that we want to leverage on our store and distribution centers.

 Karim Salamatian  - BMO Capital Markets - Analyst

 And then my last question is for Mr. Jean Coutu. Can you let us know if Rite Aid was the only party that you engaged in discussions to for this — for a transaction of this type, or where did you have discussions with any of the other big competitors, like CVS or Walgreens?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 That’s a peculiar question, but I’ll tell you that actually, the only people with whom we had discussions was with Rite Aid. And the last six months, you know, it was very friendly and very — on the economical side for both companies, it was very effective. And I’m very proud to finalize the transaction with Rite Aid with no mention to all the others.

Operator

 John Heinbockel, Goldman Sachs.

 John Heinbockel  - Goldman Sachs - Analyst

 I just wanted to drill down a little bit on the $0.09 to $0.15. Not that we want to get overly specific, but I assume that is the second 12-month period, and that has the 150 million of synergy built in, correct?

 Kevin Twomey  - Rite Aid - CFO

 That’s correct.

 John Heinbockel  - Goldman Sachs - Analyst

 What have you assumed to get to that $0.09 to $0.15 with regard to how, aside from synergy, how the core Eckerd stores would perform? And what would happen with any debt paydown or change in interest?

 Kevin Twomey  - Rite Aid - CFO

 As far as — the synergies I think are reflecting improvements on both sides of the businesses, so it’s hard to put an identifier, whether it’s a Rite Aid or a Brooks/Eckerd synergy, John. So I’m not sure how to answer that question. And what we’ve done is we’ve given you a range with a variety of assumed interest rates under several different kinds of [depth], if you will, placements. So I don’t know how to answer your question more specifically than that.

 John Heinbockel  - Goldman Sachs - Analyst

 (multiple speakers) in the second year, because you guys have always talked about pretty much running cash flow neutral. In the second year, I guess you had assumed, given the debt level you have now, that you — the intent is to run cash flow positive and to pay down debt as opposed to kind of raise the CapEx budget in the out years to get back to cash flow neutral. Is that fair?

 Kevin Twomey  - Rite Aid - CFO

 That’s fair.

 John Heinbockel  - Goldman Sachs - Analyst

 So there may be a little bit of debt paydown in that $0.09 to $0.15, but not very much?

 Kevin Twomey  - Rite Aid - CFO

 Correct.

 John Heinbockel  - Goldman Sachs - Analyst

 When you look at the — you guys have a lot of opportunity in your core business, ditto with Eckerd. How do you see the opportunities being — to improve margin, being similar or different? What are their challenges, how are they similar to yours or maybe different where you can help them?

 Mary Sammons  - Rite Aid - President, CEO

 Let me talk a little bit first about where I see a lot of the strength in the Brooks/Eckerd chain. They have very strong pharmacy business. And if you look at their scrips per store, they do a great job there and it’s across almost all of the different operating regions. So I think there are going to be some best practice learnings that will help us there. On the other hand, we will be able to help get the generic part and penetration in terms of the mix, and then we will be able, because of the strength of our front-end marketing, merchandising programs, be able to really help improve the sales per store on the front-end side. So, that obviously will have a big benefit to the overall margin contribution. You keep the pharmacy sales growing, and that has been a real plus. If you look at the Brooks/Eckerd sales this last year, their pharmacy business has been good. I mean, it has continued to show increases, and I think that’s a good sign that the business — a fundamental part of the business is there. And so, anything we can do to raise the contribution for the front end will help the overall because it gets the productivity per store up. And then, the learnings we take back on the pharmacy can help us. On pharmacy, we’ve made tremendous strides in our pharmacy business. Our initiatives have been really paying off for us in terms of not just pharmacy sales, but scrip count growth and we’ve really done a lot behind the whole health and wellness commitment and we expect that to get stronger as a result of the merger too.

 John Heinbockel  – Goldman Sachs - Analyst

 The gap in gross margin, is there any differences in accounting that would account for that, or that’s totally mix procurement, stuff like that?

 Kevin Twomey  - Rite Aid - CFO

 There may be a little, John, in the sense that we’re on the retail method and I believe one of the chains is on the retail method, the other one is on the cost method. I forget which one. But other than that, no.

 John Heinbockel  – Goldman Sachs - Analyst

 So you mean the bulk of the gap there is mix and procurement primarily?

 Mary Sammons  - Rite Aid - President, CEO

 Yes, and when we went through our due diligence process too, we also did everything we could to make the comparisons apples-to-apples so that when we identified where the opportunities were, that we were looking at real opportunities.

 John Heinbockel  - Goldman Sachs - Analyst

 Is there much of a shrink difference or no?

 Mary Sammons  - Rite Aid - President, CEO

 Yes there is a shrink difference.

 John Heinbockel  - Goldman Sachs - Analyst

 They are higher, I take it?

 Mary Sammons  - Rite Aid - President, CEO

 Yes.

Operator

 [Keith Hallett], Desjardins Securities.

 Keith Hallett  - Desjardins Securities - Analyst

 I just wanted to clarify — is this an asset or share purchase?

 Kevin Twomey  - Rite Aid - CFO

 Stock purchase.

 Keith Hallett  - Desjardins Securities - Analyst

 Stock. So you are acquiring the head office in Rhode Island as well?

 Mary Sammons  - Rite Aid - President, CEO

 Yes.

 Keith Hallett  - Desjardins Securities - Analyst

 And just on store closures, excluding the Federal Trade Commission, whatever their determination might be, excluding that, would you be closing many stores in the overlap markets?

 Mary Sammons  - Rite Aid - President, CEO

 We will be doing an analysis of specific stores as part of our first plan of integration planning. So I think we mentioned in the comments that we expected to do that before store closings, so it’s before closing of the deal. So we really will have more specific info on that later. So but nothing to report there. In the event that there was, we do — what we do here, we will definitely have need for our store and field associates. So I don’t see that being an issue either.

 Keith Hallett  - Desjardins Securities - Analyst

 Then just on things like your — I presume that your GNC agreement is scalable to whatever store base you have?

 Mary Sammons  - Rite Aid - President, CEO

 Yes.

Operator

 Neil Currie, UBS.

 Neil Currie  - UBS - Analyst

 Most of my questions have been asked. Congratulations on the deal. I just wanted to ask a question about management depth and how satisfied you are that both at [city] level, but also at sort of middle management level, that you feel happy that you have enough depth to take on such an undertaking, or whether you feel that you might have to strengthen management? And secondly, in terms of the store management of the Jean Coutu stores that you’re adding, are you happy with the quality of store management there?

 Mary Sammons  - Rite Aid - President, CEO

 I mentioned in my comments too that Pierre is going to be joining our management team, Pierre Legault, and so that is obviously one key management role that we feel will be actual absolutely beneficial towards the things that we need to accomplish, both through the integration and on a go-forward basis. We have built our corporate structure over the last few years. As a result of what we’re doing here, we do expect to be adding some corporate positions at different levels than where we have gone through a process of identifying needs. So there will be opportunities there. And so, I expect there will be some added. But I feel very comfortable and very confident in our overall management team and ability to handle what we have ahead of us. I mean it’s a real key to successful integration, and so that’s a positive.

As far as the stores, we were into a huge number of the Brooks/Eckerd stores, and what we saw really were stores that took pride in the standards that they presented to the customers. And we would expect as we continue this process even more in-depth of going out and meeting with store people that we will find that with store associates generally. So we are counting on really all of the store and field level associates to be part of our go-forward team.

 Neil Currie  - UBS - Analyst

 And does the 150 million of synergies assume the closing of the Rhode Island office?

 Kevin Twomey  - Rite Aid - CFO

 We’ve taken into consideration a lot of different kinds of variables, Neil, and if you will, the — if you will, the integration includes the headquarters.

 Neil Currie  - UBS - Analyst

 Okay, sorry, it assumes the headquarters still there?

 Mary Sammons  - Rite Aid - President, CEO

 No. We — the head — Rite Aid headquarters will be here in Camp Hill.

Operator

 Jim Durran, National Bank Finance.

 Jim Durran  - National Bank Finance - Analyst

 First question for Mr. Coutu, Sr. There’s been a lot of speculation in the press lately about changing the structure of the Canadian operations to an income trust structure. Can you comment on that for us?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 Absolutely no comment. I couldn’t even understand what you were meaning by that.

 Jim Durran  - National Bank Finance - Analyst

 Should I try it in French?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 No, no. French (multiple speakers)

 Jim Durran  - National Bank Finance - Analyst

 On the Canadian side, given the divestiture of the U.S. operations, is there any significant expense reduction that would happen on the corporate expenses that are reflected in the Canadian operations that might give us some improved EBITDA?

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 Not really. We will obviously have some savings, but since we are reducing debt for things like — such as capital tax or these kind of things, you shouldn’t expect too much savings on that. You know, the U.S. subsidy was a pretty — (indiscernible) subsidiary was its own management team. Obviously we were looking over the operations, but there’s not that many people at the corporate headquarters that were involved in the detailed operations of the U.S. (inaudible — microphone inaccessible).

 Jim Durran  - National Bank Finance - Analyst

 What about on the IT side?

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 Yes, on the IT side, as explained by people that are on this table earlier, we’re going to have a transition agreement by which we will support the Rite Aid team for a certain period of time. But clearly, we will need to reduce the work force there since at the end of that transition period, we unfortunately won’t need all those people for (inaudible - microphone inaccessible).

 Jim Durran  - National Bank Finance - Analyst

 Last question. Just on your tax rate, given the change in the ownership, what is your expectations about what your tax rate will be if the deal goes through?

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 Yes, well I’d say that our tax rate is going to come back to a more normal level. The income tax for us — actually not the income tax — financing structure was put in place at the time we acquired Eckerd for which we were benefiting from a double deduction of the interest expense, is going to be dismantled with no tax linkage. But going forward, obviously, the median cash flow is going to be taxed at the more normalized income tax rate; that should be around 31, 32 percent.

 Jim Durran  - National Bank Finance - Analyst

 31 to 33?

 Andre Belzile  - Jean Coutu Group - SVP, Finance & Corporate Affairs

 31 to 32%.

Operator

 Mark Husson, HSBC.

 Mark Husson  - HSBC - Analyst

 I’d just wanted to ask a question, again, about the U.S. tax now going forward. Firstly, Kevin, can you say, are all the net operating loss carryforwards available to be used on this deal? And what sort of effective cash taxes do you think we ought to be thinking about? And I mean the cynic in me says that perhaps this deal wouldn’t have been able to be done had it not been for the availability of all of these NOLs. Can you just sort of give us a view on that?

 Kevin Twomey  - Rite Aid - CFO

 Well, I think that the economics stand on their own either before tax or after-tax, Mark. So that last comment, I’m not going to really respond to. But the cash tax rate is still going to be around 6 to 8%. We are not a federal cash taxpayer, but we are a state tax cash payer, and that is because the state NOLs are limited in many cases and they do expire much more sooner than the federal. But there is no limitation with regards to the NOL as a result of the transaction.

 Mark Husson  - HSBC - Analyst

 Just on the FTC risk that’s out there, is there a number of stores that you’ve discussed whereby at which time the deal would drop dead if the number of stores mandated by FTC would exceed a certain level?

 Mary Sammons  - Rite Aid - President, CEO

 We don’t expect anything of that nature to occur in this case, but we’re not going to speculate on how the antitrust review will go. But it will go in its due course, and we go forward from there.

 Mark Husson  - HSBC - Analyst

 Just one final thing on what you’re buying in terms of what you’re seeing and in terms of Medicaid penetration at Eckerd stores. For instance, is there anything peculiar about the contracts they have or that’s the structure with Medicaid that concerns you?

 Mary Sammons  - Rite Aid - President, CEO

 Well, as far as Medicaid, we all sort of have the same dealings with Medicaid that the state early really treat all of us the same. So it really relates to the share of business and the Brooks/Eckerd stores do a significant amount of Medicaid business too, as do we. But that’s all stirred into our thinking too.

 Kevin Twomey  - Rite Aid - CFO

 In the aggregate, on a pro forma combined basis, the percentage of Medicaid business of the pharmacy business is about the same, so it’s about 11%. I’m sorry — 18% of the pharmacy sales.

 Mark Husson  - HSBC - Analyst

 So Medicaid is 18% of the pharmacy sales?

 Kevin Twomey  - Rite Aid - CFO

 I’m sorry (multiple speakers).

 Mary Sammons  - Rite Aid - President, CEO

 It’s 11%

 Kevin Twomey  - Rite Aid - CFO

 Sorry, 11%

 Mark Husson  - HSBC - Analyst

 11%. And it’s about 12 at Rite Aid, isn’t it?

 Pierre Legault  - Jean Coutu Group - Group EVP

 We were — at end of May, we were at 12 (indiscernible) at the end of May, we were at 12.7% (indiscernible) leave an increase in the 13% range. So there’s different mix there. But given that it’s right, it’s very similar with those companies.

 Mary Sammons  - Rite Aid - President, CEO

 And combined. I thought your question was on combined, and combined is going to be somewhere around 11%.

 Mark Husson  - HSBC - Analyst

 If you’re both above 11%, how can there be combined 11?

 Mary Sammons  - Rite Aid - President, CEO

 Well ours is (multiple speakers) and the growth of the — yes, the other parts of your business because the growth coming in Medicare and in scrip business is general.

 Mark Husson  - HSBC - Analyst

 Finally, is there anything that Eckerd and Brooks has in terms of either any kind of managed care or mail-order business or other stuff that we can’t see in specialty pharmacy or anything that we don’t know about?

 Mary Sammons  - Rite Aid - President, CEO

 No, not that I’m aware of.

 Mark Husson  - HSBC - Analyst

 It’s just plain vanilla?

 Mary Sammons  - Rite Aid - President, CEO

 Yes.

 Pierre Legault  - Jean Coutu Group - Group EVP

 There’s going to be some — this is Pierre speaking — and there’s going to be some synergies that will (indiscernible) depending on the contracts we have in different regions, so there’s been some positive as well. But I think both businesses are very much complementary.

Operator

 Ron Ho, Raymond James.

 Ron Ho  - Raymond James - Analyst

 Just got a question for — regarding the — my understanding is to clarify the shareholders agreement. Is there any time frame or for restrictions on sale? Were there any step-down reduction clauses or what not?

 Mary Sammons  - Rite Aid - President, CEO

 Repeat your question, I’m sorry, you sound far away.

 Ron Ho  - Raymond James - Analyst

 I was wondering if I can clarify my understanding on the shareholders agreement and whether there is any time-frame restrictions on sale for Coutu, whether there’s any step-down reduction clauses or anything?

 Mary Sammons  - Rite Aid - President, CEO

 No. (indiscernible) Kevin answer — responded to earlier about the 5% limitation.

 Ron Ho  - Raymond James - Analyst

 (Multiple Speakers). So there’s no restriction as for Coutu selling stock?

 Pierre Legault  - Jean Coutu Group - Group EVP

 There’s some restriction on transfers, so this is all going to be filed in public documents. So you will actually — there’s a lot of details surrounding all those different provisions, so you will have access to all those if you want.

 Ron Ho  - Raymond James - Analyst

 Great, thank you. Regarding to Canadian operations, on the flip side of the savings, do you imagine there to be any additional like divestment costs, whether on the operational side or on the debt redemptions?

 Pierre Legault  - Jean Coutu Group - Group EVP

 Sorry, I didn’t get that question. Could you repeat that? I’m sorry about that.

 Ron Ho  - Raymond James - Analyst

 Do you imagine there to be any additional divestment costs, whether regarding operations or on the debt redemption?

 Pierre Legault  - Jean Coutu Group - Group EVP

 If you look at the pro forma information that was provided as part of the presentation, we accrued on that divestment, because obviously as we’ve mentioned, it’s going to depend on the value of the currency exchange rates and the (indiscernible) stock price on the closing date, but the $140 million write-off includes everything we are expecting at this point.

 Ron Ho  - Raymond James - Analyst

 Okay thanks. And one quick question on the Canadian CapEx. I guess the 300 million that was talked about — 50 million being in Canada, do you foresee that changing one way or the other?

 Francois Coutu  - Jean Coutu Group - Pres, Canadian Ops, Vice Chairman

 I may respond to that, Francois here. It depends on the opportunities for growth. Mind you that most of the capital expenditures are undertaken by our franchisees, which are in the stores per se. We will buy some new land, we will — we have a new concept, we have new distribution capacities and probably a little bit more money to invest. So we will see as we have the great recipe for future growth in Canada. We will see what the opportunities will bring and then the capital expenditures will follow.

Operator

 Karen Miller, Bear Stearns.

 Karen Miller  - Bear Stearns - Analyst

 You’re creating a lot of excitement today. Just a couple of questions. This is for Jean Coutu. In terms of the 7-5/8 bonds, is there a specific tender price that you have talked about that’s included in your 60 million debt retirement costs?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 Again, this is included in the [cash retirement clause] that was provided as part of the presentation. There’s no price given to the market yet. Obviously, we’re going to have to file an offer before closing. But there’s no specific price — there’s a certain market practice which (technical difficulty) that we will (indiscernible) for this first. But at this point, there’s nothing that has been published on that.

 Karen Miller  - Bear Stearns - Analyst

 So it’s not a specific required amount, like [P-plus] 50, P-plus 75? The 60 million just includes an estimate of what you think you’ll have to pay as some kind of premium to tender for those bonds? Is that correct?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 Yes, it is included.

 Karen Miller  - Bear Stearns - Analyst

 Alright, but nothing specific has been laid out yet in terms of how much of a premium you plan to offer?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 No.

 Karen Miller  - Bear Stearns - Analyst

 Okay. And then secondly, could you be more specific in terms of the conditions that have to be met in order to transfer the 850 million sub notes?

 Kevin Twomey  - Rite Aid - CFO

 Well, the most important one, Karen, is there is an interest coverage ratio that we just have to make sure that at closing that you’re there and that’s about it.

 Mary Sammons  - Rite Aid - President, CEO

 And there’s a few other technical things that have to be worked through to do that.

 Karen Miller  - Bear Stearns - Analyst

 And at this point as it stands, you feel pretty comfortable that you will meet those conditions?

 Mary Sammons  - Rite Aid - President, CEO

 Yes.

 Kevin Twomey  - Rite Aid - CFO

 Yes.

 Karen Miller  - Bear Stearns - Analyst

 Then just switching, this is for Rite Aid. The amount — the $500 million that you said you plan to invest in the Eckerd/Brooks stores, and that’s in the first 12 months, this is considerably higher than the 250 million investment that Jean Coutu had talked about. Now is there some in SG&A? Is this all in the CapEx line? What are we missing here? What’s the difference?

 Mary Sammons  - Rite Aid - President, CEO

 I think I had responded to that earlier in that, in that 12 months, we intend to touch all of the stores. So it’s a different kind of plan than the 250 million that had been earlier presented by Brooks/Eckerd. And so ours is an integration plan where we’re converting all the stores to our systems. We’re going to be going through re-planogramming, resigning remerchandising and some remodel. So it’s a whole different kind of plan.

 Kevin Twomey  - Rite Aid - CFO

 And it is all capitalized, Karen. There are other integration expenses that are expensed, but that’s included in the net synergy number.

 Karen Miller  - Bear Stearns - Analyst

 Okay. Then if I take the 450 to 500 that Rite Aid plans for its own stores and the 500 that you’re talking about investing in Eckerd, that’s close to 1 billion in CapEx needs this year, which then if you just do the math, it looks like you may have to borrow to meet those. Is that a correct assumption?

 Kevin Twomey  - Rite Aid - CFO

 Remember, there is also on our side, a continuing sale and leaseback opportunity. But don’t forget about the very, very strong operating cash flow that are coming from both operations. But, like we said, in the first 12 months after the close, we — the operating cash flows are less than the CapEx. So we will have a little bit of extra borrowing, yes. But the second 12 months thereafter, operating cash flow is greater than the CapEx.

 Karen Miller  - Bear Stearns - Analyst

 Can we assume — you had made a comment that you plan to keep the 1.7 billion credit facility intact. Do you foresee needs of having to increase that debt in view of your increased CapEx expectations?

 Kevin Twomey  - Rite Aid - CFO

 Do you mean the source of that borrowing will be the revolver? Is that what your question is? I’m sorry.

 Karen Miller  - Bear Stearns - Analyst

 No, not — well —

 Mary Sammons  - Rite Aid - President, CEO

 No, we don’t intend to increase the revolver.

 Karen Miller  - Bear Stearns - Analyst

 So you feel that the revolver amount is, as it stands now, is adequate?

 Mary Sammons  - Rite Aid - President, CEO

 Yes, we do.

 Karen Miller  - Bear Stearns - Analyst

 Basically what I am trying to get is, do you think you’ll need to increase your borrowings as a result of the CapEx (Multiple Speakers) increase CapEx?

 Kevin Twomey  - Rite Aid - CFO

 The first 12 months after the closing, the operating cash flows will be slightly less than the CapEx, Karen. So, yes, and we will use the revolver to fund that.

Operator

 Ryan Balgopal, Scotia Capital.

 Ryan Balgopal  - Scotia Capital - Analyst

 I just wanted to ask about the Canadian operations. We’re looking — now that you don’t have the capital required to invest in the U.S. business, you’ve got good cash flows. Is there any (multiple speakers)

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 Ryan, we can’t hear you.

 Ryan Balgopal  - Scotia Capital - Analyst

 Now that you’ve got the U.S. business off your books and there’s no need to invest in that, is there any thought to maybe raising your dividend?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 I don’t think we will — no decision at this time, Ryan, but it’s something we could investigate eventually.

 Ryan Balgopal  - Scotia Capital - Analyst

 Okay. And what about the share structure? You’ve got to a dual class. Any thought to maybe putting that to a common class of shares?

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 You’re talking about — about the two different kinds of shares that we have?

 Ryan Balgopal  - Scotia Capital - Analyst

 That’s correct.

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 No. We are — I think that we are living a very nice situation, have no plans to change that.

 Ryan Balgopal  - Scotia Capital - Analyst

 Okay. And so, how much can you sell the Rite Aid shares if you needed to, if you decided to make, say, a big acquisition or something?

 Pierre Legault  - Jean Coutu Group - Group EVP

 Again, Ryan, I’m sorry. I think we answered that question earlier. The shareholder agreement has been field and it’s going to be a public document, and you will see there the — all the conditions related to the standstills, to the transfers, direction, et cetera.

 Kevin Twomey  - Rite Aid - CFO

 Generally speaking, since we’ve had several questions in that regard, we are — there’s no selling capability until after the combined company has filed their first 10-K. So, again, depending upon the closing time frame, and then the subsequent annual report on Form 10-K.

 Jean Coutu  - Jean Coutu Group - Chairman, Pres., CEO

 And on my part, you know, we’re not shareholders of Rite Aid for selling shares, we’re partners there to participate in the future success of the new Rite Aid. And we want to stay there as an important shareholder. That’s all.

 Mary Sammons  - Rite Aid - President, CEO

 We will take one more question.

Operator

 John Ransom, Raymond James.

 John Ransom  - Raymond James - Analyst

 I guess just a sort of basic dumb financial question. If I look at the EV to revenue for Rite Aid, and then I look at the EV to revenue of what you’re paying and I add the 500 million you’re going to spend year one, it looks like you’re going paying about 20% more for Coutu, and obviously you’ve got a lot of work to do there in terms of comp closing. So just if you had borrowed $1 billion and leveraged yourself up to six times EBITDA, it looks like it would be even more accretive to do a big old buyback than it would be to pay a premium for stores that are not performing as well as yours are. So can you just then, from a real basic southeastern MBA standpoint, I just don’t understand the purchase price relative to revenue compared to the performance gap.

 Mary Sammons  - Rite Aid - President, CEO

 Well, think through what we said in the beginning too. Obviously, we did a lot of work on our synergy development, and we believe that there — this makes great financial sense and creates tremendous amount of shareholder value going forward the opportunity for that because of the synergies that are created. And so, that in itself is — shows that it’s a reasonable price to pay for what we’re getting.

 Kevin Twomey  - Rite Aid - CFO

 Our best return on capital before the acquisition was in the store base, and the acquisition just affords us that same opportunity.

 John Ransom  - Raymond James - Analyst

 I guess I don’t understand — I understand the synergies and getting the margins better, but just paying a higher revenue multiple, it seems like you’re already embedding some of that synergy, you’re already giving that back to the seller. That’s the only thing. But I understand what you’re saying. Two other questions. How many stores are not going to be leased on a pro forma — you have 5177 stores. How many of those approximately will not be under an operating lease?

 Kevin Twomey  - Rite Aid - CFO

 Well, Rite Aid has about 230 and there’s about somewhere around 150, so you are looking at somewhere around 375 to 400 stores.

 John Ransom  - Raymond James - Analyst

 Thank you. That’s the second question. Third, Kevin, I may have missed this. Did you comment at all on a pro forma interest expense year one after the deal closes?

 Kevin Twomey  - Rite Aid - CFO

 No, I did not, John, and that’s because, as you can imagine, I have quite a few different kinds of scenarios in terms of what the capital structure will be, as well as the interest expense.

 John Ransom  - Raymond James - Analyst

 Could you — is there a range you could help us with there?

 Kevin Twomey  - Rite Aid - CFO

 No.

 John Ransom  - Raymond James - Analyst

 Okay, thought I would ask anyway. Finally, the six times debt to EBITDA, is that after year one, after you spend the 500 million, or is that at closing pro forma? I think it’s the latter, but I (multiple speakers)

 Kevin Twomey  - Rite Aid - CFO

 (multiple speakers) it’s at closing, John. After 12 months, after closing, it’s a 5.4, and then roll it forward another 12 months and it’s at 4.4 approximately.

 John Ransom  - Raymond James - Analyst

 So even though your debt is going to go up, the EBITDA multiple declines because of the — this EBITDA goes up? It seems like you’re debt is going to go up year one, so I didn’t understand that.

 Kevin Twomey  - Rite Aid - CFO

 It is slightly, but it’s about the performance (multiple speakers) the integration CapEx.

 Mary Sammons  - Rite Aid - President, CEO

 Yes, and you still — and the synergies will begin to kick in in that first 12 months too, not obviously the full net synergies of the following 12 months, but we will get some benefit of synergies early on.

 John Ransom  - Raymond James - Analyst

 And did you — how much hit did you put in for AMP conversion? Are you able to quantify that yet?

 Mary Sammons  - Rite Aid - President, CEO

 I’m sorry, I missed your (multiple speakers)

 John Ransom  - Raymond James - Analyst

 The AMP conversion on the Medicaid side, is there any thought about how much of a headwind that is in the first year? Have you been able to quantify that at all?

 Mary Sammons  - Rite Aid - President, CEO

 No. There has really been no new information on that since I think the last time we all talked about that. So we obviously factored that into our forward plans. So it’s still there, but we don’t know any more specifics on it.

 John Ransom  - Raymond James - Analyst

 Can you tell us how much you factored in?

 Mary Sammons  - Rite Aid - President, CEO

 We don’t separate the separate pieces of that margin calculation.

 Kevin Twomey  - Rite Aid - CFO

 We’ve got the new generics and a lot of other moving pieces.

 Mary Sammons  - Rite Aid - President, CEO

 Thank you, operator, for the questions coming through. Thank you all again for joining us for this morning’s call. It’s been a great pleasure to work closely with the Coutus and the whole PJC team on this agreement. I’m really looking forward to continuing the successful collaboration with Michel and Pierre as we work to take Rite Aid to a new level of success. This is really a true milestone for Rite Aid, a strategic step that I believe strongly will make our company one of the most competitive retail drugstore chains in the nation. We are acquiring strong assets concentrated in key locations at a reasonable price. We have the resources and expertise to further improve them and complete a successful integration while continuing our organic growth programs. And with the substantial synergies we expect to achieve, we believe the transaction will have a positive impact on earnings after the first year. In short, this is a unique and exciting opportunity that enables us to build further on the momentum we’ve already created at Rite Aid and dramatically accelerate our growth strategy to create values for our shareholders. Thank you again for joining us today.

Operator

 This concludes today’s Rite Aid and Jean Coutu’s transaction conference call. You may now disconnect.

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